Term Sheet
Téliphone Inc. Wholesaler Agreement

Between:

Téliphone Inc. (“Téliphone”) And NCTel inc. (“Wholesaler”)

Purpose:

Wholesaler will re-sell Téliphone products and services to its own re-sellers and end-users.

Territory:

Wholesaler will operate within the geographical territory of Canada and USA.

Exclusive Territory:

Wholesaler will be provided the exclusive territory of Sherbrooke, Quebec (defined by area codes to be determined) with the following terms and conditions:

1.  The term of exclusivity exists for a period of six (6) months from the time that Téliphones from this territory become available for sale.
2.  During this period, all sales direct from Téliphone or otherwise will be commissionable sales to the Wholesaler.
3.  The Wholesaler will maintain exclusivity during the exclusivity term provided the following sales and activations are achieved: (If these results are not achieved, then the Wholesaler forfeits its exclusivity)

a.	100 Téliphone activations from the onset.
b.	500 Téliphone activations by month three (3)
c.	1,000 Téliphone activations by month five (5)

Wholesaler may request other exclusive territories that are not currently served by Téliphone. No guarantee on granted exclusivity will be made at the time of signing of this term sheet. Sales performance in the Territory will determine the Wholesaler’s right to claim additional territories.

Promotion in the Exclusive Territory:

Wholesaler will be responsible for all promotion costs directly targeting the Exclusive Territory during the period of exclusivity.

Commission and Fee Structure:

(Pertaining to Téliphone’s Voice over Internet Protocol (VoIP) products and services only)

Hardware:
Wholesaler will purchase the hardware at a discount of 25% of Téliphone’s retail price.

Services:
Wholesaler will be invoiced 75% of the total expenditures made by the Wholesaler’s activated clients. The retail price of the monthly costs is $19.95 basic service plus an additional $9.95 for America IPOne. Additional long distance charges are invoiced in advance in $10.00 increments based on usage requirements.

Method of Payment:

Invoicing will occur in the following manner:

*	Hardware payable upon receipt
*	Monthly recurring revenues for the current month on the first of every month payable net 15 days
*	Long distance charges incurred for the current month on the 30th of every month payable net 15 days

Wholesaler will then invoice its clients directly.

In cases where Wholesaler’s clients leave their credit cards as payments direct on the Téliphone website, Téliphone will provide payment to Wholesaler within 15 days after the 30th of the current month.

Wholesaler’s Customer Interface via Téliphone web site:
Téliphone will provide Wholesaler with “Call Record Details” for all units registered to Wholesaler via its website. Wholesaler will put up its own web site and have an interface link to Téliphone’s database.

Wholesale’s customers will be able to access the following information within their Téliphone account via a web interface (or through Wholesaler’s web site):

*	Personal call records
*	FollowMe call forwarding system
*	Account information page

Marketing and Branding:

Wholesaler will be entitled to brand all the Téliphone products with their own branding, for example:

“Wholesaler Inc. VoIP Service”.

Wholesaler is permitted to tell its customers that he is utilizing Téliphone’s network.

Téliphone reserves the right to be provided a copy of all marketing and branding prior to market launch and approve or reject should the marketing be deemed inappropriate or not within Téliphone’s acceptable quality standards.

Approved,

/s/ George Metrakos	Claude Garon
George Metrakos	Name: /s/ Claude Garon
President	Title: President
Téliphone Inc.	Company : Digital Radio Communications
Date : 14/12/04	Date : 14/12/04